Exhibit 99.1

CSS Industries, Inc. Reports Results of Operations for the Quarter and Year Ended March 31, 2012

PHILADELPHIA--(BUSINESS WIRE)--May 16, 2012--CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the quarter and year ended March 31, 2012. During the second quarter of fiscal 2012, the Company sold its Cleo Christmas gift wrap business and is reporting the results of that business as discontinued operations.

Sales for the fourth quarter of fiscal 2012 decreased 2.5% to $61,129,000 from $62,677,000 in the fourth quarter of fiscal 2011, primarily driven by lower sales of Easter products. Loss from continuing operations before income taxes for the fourth quarter of fiscal 2012 was ($4,432,000) compared to ($3,988,000) in the fourth quarter of fiscal 2011. In fiscal year 2012, the Company began to charge incentive compensation expense to the periods in which profits are generated. Due to this change, pre-tax incentive compensation expense for the fourth quarter of fiscal 2012 was $580,000 lower than the fourth quarter of fiscal 2011. Loss from continuing operations for the fourth quarter of fiscal 2012 was ($2,747,000), or ($0.28) per diluted share, versus ($2,498,000), or ($0.26) per diluted share, in the fourth quarter of the prior fiscal year. Net loss for the fourth quarter of fiscal 2012 was ($3,224,000), or ($0.33) per diluted share, versus ($9,972,000), or ($1.03) per diluted share, in the fourth quarter of fiscal 2011.

Sales for fiscal year 2012 increased slightly to $384,663,000 from $383,660,000 in fiscal year 2011, with this increase primarily due to higher sales of all occasion products which was partially offset by lower sales of Christmas cards. Income from continuing operations before income taxes for fiscal year 2012 was $25,245,000, which was 5.9% lower than $26,841,000 in the prior year largely due to lower sales of Christmas cards. Income from continuing operations for fiscal year 2012 was $16,229,000, or $1.67 per diluted share, versus $17,194,000, or $1.77 per diluted share, for fiscal year 2011. Net income for fiscal year 2012 was $15,670,000, or $1.61 per diluted share, versus $5,611,000, or $0.58 per diluted share, for fiscal year 2011. The Company’s highly seasonal orientation has historically resulted in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

As previously announced, the Company, as part of a continuing review of its Cleo gift wrap business, approved a plan to close its manufacturing facility located in Memphis, Tennessee. The Company exited the Memphis facility in December 2011. The Company incurred pre-tax expenses of $8,141,000 associated with the approved plan during full year fiscal 2012, which costs primarily related to cash expenditures for facility and staff costs (approximately $6,157,000) and non-cash asset write-downs (approximately $1,984,000). In our financial statements for full year fiscal 2012, $706,000 was recorded in continuing operations and the balance within discontinued operations (approximately $7,435,000).

As previously announced in September 2011, the Company entered into an agreement for the sale of the Christmas gift wrap business and certain Cleo assets to Impact Innovations, Inc. (“Impact”). Under this agreement, Impact acquired the Christmas gift wrap portion of Cleo’s business and certain of Cleo’s assets relating to such business, including certain equipment, contract rights, customer lists, intellectual property and other intangible assets. Cleo’s remaining assets, including accounts receivable and inventory were excluded from the sale. Under this agreement, Cleo retained the right and obligation to fulfill all customer orders for Cleo Christmas gift wrap products for Christmas 2011. The purchase price was $7,500,000, of which $2,000,000 was paid to Cleo in cash at closing. The remainder of the purchase price was paid through the issuance by Impact of an unsecured subordinated promissory note, which provides for quarterly payments of interest at 7% and principal payments as follows: $500,000 on March 1, 2012; $2,500,000 on March 1, 2013; and all remaining principal and interest on March 1, 2014. The principal payment due March 1, 2012 was paid timely by Impact. This transaction resulted in a pre-tax gain to the Company of $5,849,000, which is included in loss from discontinued operations. During the fourth quarter of fiscal 2011, the Company recorded a noncash impairment charge of $11,051,000 as it determined that the fair value of the Cleo asset group was less than the carrying value.

As a result of the sale of its Cleo Christmas gift wrap business, the Company has reported Cleo operations, including the operating results of the business and all exit activities, as discontinued operations, as shown in the following table (amounts in thousands):

Discontinued Operations	Fiscal Year 2012
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
Operating results	$(799)	$1,643	$708	$(767)	$785
Exit costs	(5,540)	(364)	(2,450)	94	(8,260)
Exit costs - equipment sale	-	825	-	-	825
Gain on sale of business to Impact	-	5,849	-	-	5,849
Discontinued operations, before income taxes	$(6,339)	$7,953	$(1,742)	$(673)	$(801)
Income tax (benefit) expense	(2,217)	2,782	(611)	(196)	(242)
Discontinued operations, net of taxes	$(4,122)	$5,171	$(1,131)	$(477)	$(559)

Discontinued Operations	Fiscal Year 2011
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
Operating results, before income taxes	$(624)	$(3,163)	$(2,525)	$(11,778)	$(18,090)
Income tax (benefit)	(218)	(1,104)	(881)	(4,304)	(6,507)
Discontinued operations, net of taxes	$(406)	$(2,059)	$(1,644)	$(7,474)	$(11,583)

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2011 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three months and years ended March 31, 2012 and 2011 and condensed consolidated balance sheets as of March 31, 2012 and 2011 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Sales	$61,129	$62,677	$384,663	$383,660

Costs and expenses
Cost of sales	45,455	45,334	273,213	269,082
Selling, general and administrative expenses	20,165	21,039	85,698	86,511
Interest expense, net	(32)	330	195	1,348
Other (income) expense, net	(27)	(38)	312	(122)
	65,561	66,665	359,418	356,819

(Loss) income from continuing operations before income taxes	(4,432)	(3,988)	25,245	26,841

Income tax (benefit) expense	(1,685)	(1,490)	9,016	9,647

(Loss) income from continuing operations	(2,747)	(2,498)	16,229	17,194

Loss from discontinued operations, net of tax	(477)	(7,474)	(559)	(11,583)

Net (loss) income	$(3,224)	$(9,972)	$15,670	$5,611

Net (loss) income per common share
Basic:
Continuing operations	$(0.28)	$(0.26)	$1.67	$1.77
Discontinued operations	$(0.05)	$(0.77)	$(0.06)	$(1.19)
Total	$(0.33)	$(1.03)	$1.61	$0.58

Diluted:
Continuing operations	$(0.28)	$(0.26)	$1.67	$1.77
Discontinued operations	$(0.05)	$(0.77)	$(0.06)	$(1.19)
Total	$(0.33)	$(1.03)	$1.61	$0.58

Weighted average shares outstanding
Basic	9,711	9,703	9,728	9,703
Diluted	9,711	9,703	9,732	9,715

Cash dividends per share of common stock	$0.15	$0.15	$0.60	$0.60

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	March 31,
	2012	2011
ASSETS

Current assets
Cash and cash equivalents	$66,135	$48,577
Accounts receivable, net	45,026	42,411
Inventories	71,671	69,093
Deferred income taxes	3,595	4,051
Other current assets	15,441	13,268
Current assets of discontinued operations	183	14,914

Total current assets	202,051	192,314

PROPERTY, PLANT AND EQUIPMENT, NET	29,582	32,345

DEFERRED INCOME TAXES	1,184	8,854

OTHER ASSETS
Goodwill	17,233	17,233
Intangible assets, net	29,689	31,408
Other	6,825	4,769

Total other assets	53,747	53,410

Total assets	$286,564	$286,923

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term debt	$-	$-
Current portion of long-term debt	-	66
Accrued customer programs	3,298	4,279
Other current liabilities	33,069	38,245
Current liabilities of discontinued operations	2,390	3,910

Total current liabilities	38,757	46,500

LONG-TERM OBLIGATIONS	4,604	4,764

STOCKHOLDERS' EQUITY	243,203	235,659

Total liabilities and stockholders' equity	$286,564	$286,923

CONTACT:
CSS Industries, Inc.
Vincent A. Paccapaniccia
Chief Financial Officer
215-569-9900